Filed Pursuant to Rule 433

Registration No. 333-135136

Free Writing Prospectus Dated August 4, 2008

Final Term Sheet

XTO Energy Inc.

$250,000,000 5.000% Senior Notes due 2010

$500,000,000 5.750% Senior Notes due 2013

$1,000,000,000 6.500% Senior Notes due 2018

$500,000,000 6.750% Senior Notes due 2037

The Senior Notes due 2037 offered hereby constitute a further issuance of and will become fungible with the $950,000,000 aggregate principal amount of 6.75% Senior Notes we originally issued on July 19, 2007 and subsequently re-opened on August 24, 2007. The Senior Notes due 2037 will accordingly have the same CUSIP number and will trade interchangeably with the previously issued notes of the series upon settlement.

Trade Date:	August 4, 2008

Settlement Date:	August 7, 2008

Legal Format:	SEC Registered

Expected Ratings
(Moody’s / S&P):	Baa2 / BBB

Security Type:	Senior Notes

Maturity:	August 1, 2010 for the 2010 Notes
December 15, 2013 for the 2013 Notes
December 15, 2018 for the 2018 Notes
August 1, 2037 for the 2037 Notes

Interest Rate:	5.000% per annum in the case of the 2010 Notes
5.750% per annum in the case of the 2013 Notes
6.500% per annum in the case of the 2018 Notes
6.750% per annum in the case of the 2037 Notes

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2009 for the 2010 and 2037 Notes

June 15 and December 15, commencing December 15, 2008 for the 2013 and 2018 Notes

Spread to Benchmark
Treasury:	2.48% in the case of the 2010 Notes
2.53% in the case of the 2013 Notes
2.58% in the case of the 2018 Notes
2.63% in the case of the 2037 Notes

Benchmark Treasury
and Yield:	2.750% TSY due July 2010: 2.527% in the case of the 2010 Notes
3.375% TSY due July 2013: 3.237% in the case of the 2013 Notes
3.875% TSY due May 2018: 3.960% in the case of the 2018 Notes
5.000% TSY due May 2037: 4.584% in the case of the 2037 Notes

Yield to Maturity:	5.007% in the case of the 2010 Notes
5.767% in the case of the 2013 Notes
6.540% in the case of the 2018 Notes
7.214% in the case of the 2037 Notes

Public Offering Price:	99.988% of the principal amount in the case of the 2010 Notes
99.931% of the principal amount in the case of the 2013 Notes
99.713% of the principal amount in the case of the 2018 Notes
94.391% of the principal amount in the case of the 2037 Notes

Gross Proceeds to Issuer:	$249,970,000 in the case of the 2010 Notes
$499,655,000 in the case of the 2013 Notes
$997,130,000 in the case of the 2018 Notes
$471,955,000 in the case of the 2037 Notes

Net Proceeds
to Issuer (Before Expenses):	$249,220,000 in the case of the 2010 Notes
$496,655,000 in the case of the 2013 Notes
$990,630,000 in the case of the 2018 Notes
$467,580,000 in the case of the 2037 Notes

Accrued Interest to Issuer:	$562,500; 6.75% accrued from and including August 1, 2008 to but excluding August 7, 2008 in the case of the 2037 Notes. The accrued interest on the 2037 Notes must be paid by the purchasers of those notes on the settlement date

Total Proceeds to Issuer:
$249,220,000 in the case of the 2010 Notes
$496,655,000 in the case of the 2013 Notes
$990,630,000 in the case of the 2018 Notes
$468,142,500 in the case of the 2037 Notes

Optional Redemption:	Redeemable at any time at an amount equal to the principal amount plus a make-whole premium, using a discount rate of Treasury plus 0.375% in the case of the 2010, 2013 and 2018 Notes, and 0.25% in the case of the 2037 Notes

CUSIP:		98385X AR7 in the case of the 2010 Notes
98385X AS5 in the case of the 2013 Notes
98385X AT3 in the case of the 2018 Notes
98385X AM8 in the case of the 2037 Notes

Joint Bookrunning Managers
(For all Senior Notes):		Lehman Brothers Inc.
Banc of America Securities LLC

Joint Bookrunning Managers:	2010 Notes:	Jefferies & Company, Inc.
Wachovia Capital Markets, LLC
	2013 Notes:	BNP Paribas Securities Corp.
SunTrust Robinson Humphrey, Inc.
	2018 Notes:	Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
	2037 Notes:	Greenwich Capital Markets, Inc.
Barclays Capital Inc.
Morgan Stanley & Co. Incorporated

Co-Managers:		Jefferies & Company, Inc.
Wachovia Capital Markets, LLC
BNP Paribas Securities Corp.
SunTrust Robinson Humphrey, Inc.
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
Barclays Capital Inc.
Morgan Stanley & Co. Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
BBVA Securities, Inc.
BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Comerica Securities, Inc.
DnB NOR Markets, Inc.
Fortis Securities LLC
Lazard Capital Markets LLC
Natixis Bleichroeder Inc.
Piper Jaffray & Co.
Tudor, Pickering, Holt & Co. Securities, Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847, or Banc of America Securities LLC. at 1-800-294-1322.